EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-261628) and (No. 333-275132) of Renovaro Inc. of our report dated April 24, 2024, relating to the consolidated financial statements of Renovaro Cube Intl Ltd which appears in this Form 8-K/A.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

April 24, 2024